AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 2001

Registration No. ___-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CROMPTON CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2183153
(State of Incorporation)	(I.R.S. Employer Identification No.)

One American Lane
Greenwich, Connecticut 06831-2559
(Address of Principal Executive Offices)

Crompton Corporation Employee Savings Plan
(Full title of the Plan)

John T. Ferguson II
Senior Vice President and General Counsel
Crompton Corporation
One American Lane
Greenwich, Connecticut 06831-2559
(Name and Address of Agent for Service)

(203) 552-2000
(Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications to:

Bruce B. Barth, Esq.
Robinson & Cole LLP
280 Trumbull Street
Hartford, Connecticut 06103-3597

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock	1,500,000	$6.70	$10,050,000	$2,512.50

          (1) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the reported average of the high and low prices of Crompton's Common Stock on the New York Stock Exchange on October 1, 2001.

          In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

          There are incorporated herein by reference the following documents of Crompton Corporation ("Crompton") filed with the Commission:

(1)	Annual Report of Crompton on Form 10-K for the fiscal year ended December 31, 2000;

(2)	Quarterly Report of Crompton on Form 10-Q for the fiscal quarter ended March 31, 2001;

(3)	Quarterly Report of Crompton on Form 10-Q for the fiscal quarter ended June 30, 2001;

(4)	The description of Crompton's Common Stock contained in the Current Report of Crompton on Form 8-K dated September 15, 1999.

          All documents filed by Crompton or the Plan pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement prior to the filing of a Post-Effective Amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters those securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

          Not applicable.

Item 5.  Interests of Named Experts and Counsel.

          Not applicable.

Item 6.  Indemnification of Directors and Officers.

          Crompton is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware contains detailed provisions on indemnification of directors and officers of a Delaware corporation against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with litigation.

          Article Ten of Crompton's Restated Certificate of Incorporation provides for indemnification of directors and officers. The provision provides that any person shall to the fullest extent permitted by the General Corporation Law of the State of Delaware be indemnified and reimbursed by Crompton for expenses and liabilities imposed upon the person in connection with any action, suit or proceeding, civil or criminal, or threat thereof, in which the person may be involved by reason of the person being or having been a director, officer, employee or agent of Crompton, or of any corporation or organization which the person served in any capacity at the request of Crompton. Such Article Ten, as permitted by the General Corporation Law of the State of Delaware, also provides that a director of Crompton shall not be personally liable to Crompton or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware, as that law exists or may hereafter be amended.

Item 7.  Exemption from Registration Claimed.

          Not applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit Description

4.1

Restated Certificate of Incorporation of Crompton (incorporated by reference to Appendix H to the Joint Proxy Statement-Prospectus dated July 28, 1999, as part of Crompton's Registration Statement on Form S-4, Registration No. 333-83901, dated July 28, 1999).

4.2

By-laws of Crompton (incorporated by reference to Exhibit 3.02 to the Joint Proxy Statement-Prospectus dated July 28, 1999, as part of Crompton's Registration Statement on Form S-4, Registration No. 333-83901, dated July 28, 1999).

4.3	Rights Agreement dated as of September 2, 1999, by and between Crompton and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Form 8-A dated September 28, 1999).

5	Opinion of Robinson & Cole LLP regarding the legality of the stock to be registered.

23.1	Consent of independent auditors KPMG LLP.

23.2	Consent of Robinson & Cole LLP (see Exhibit 5).

24	Power of attorney.

          Crompton has submitted the Plan to the Internal Revenue Service, and the IRS has determined that the plan is qualified. Certain amendments to the Plan have since been adopted. In reliance on certain IRS regulations regarding the "extended remedial amendment period" for filing plan amendments with the IRS, however, these amendments have not yet been submitted to the IRS. Crompton undertakes to submit all amendments made to the Plan as of the date of this Registration Statement and all future amendments to the Plan to the IRS in a timely manner and to make all changes required by the IRS in order to assure the Plan continues to qualify.

Item 9.  Undertakings.

          The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)     That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on this 4th day of October, 2001.

CROMPTON CORPORATION

By: /s/ Peter Barna
Peter Barna
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE

Vincent A. Calarco*	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

Peter Barna*	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Michael F. Vagnini*	Corporate Controller (Principal Accounting Officer)

Robert A. Fox*	Director

Roger L. Headrick*	Director

Leo I. Higdon, Jr.*	Director

Harry G. Hohn*	Director

C.A. Piccolo*	Director

Bruce F. Wesson*	Director

Patricia K. Woolf*	Director

Date: October 4, 2001	*By: /s/ Barry J. Shainman Barry J. Shainman Attorney-in-Fact

          The Plan.  Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on the 4th day of October, 2001.

CROMPTON CORPORATION (as Plan Administrator)

By: /s/ Peter Barna
Peter Barna
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibits required by Item 601 of Regulation S-K:

Exhibit Number	Exhibit Description

4.1

Restated Certificate of Incorporation of Crompton Corporation (incorporated by reference to Appendix H to the Joint Proxy Statement-Prospectus dated July 28, 1999, as part of Crompton's Registration Statement on Form S-4, Registration No. 333-83901, dated July 28, 1999).

4.2

By-laws of Crompton Corporation (incorporated by reference to Exhibit 3.02 to the Joint Proxy Statement-Prospectus dated July 28, 1999, as part of Crompton's Registration Statement on Form S-4, Registration No. 333-83901, dated July 28, 1999).

4.3

Rights Agreement dated as of September 2, 1999, by and between Crompton Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Form 8-A dated September 28, 1999).

5	Opinion of Robinson & Cole LLP regarding the legality of the stock to be registered.

23.1	Consent of independent auditors KPMG LLP.

23.2	Consent of Robinson & Cole LLP (See Exhibit 5).

24	Power of attorney.